Exhibit 99.2

April 25, 2012

Board of Directors

RSC Holdings Inc.

6929 E. Greenway Parkway, Suite 200

Scottsdale, AZ 85254

Re:	Registration Statement on Form S-4 of United Rentals, Inc.,
filed on April 25, 2012 (the “462(b) Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated December 15, 2011 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than United Rentals, Inc. (the “Purchaser”) and its affiliates) of the outstanding shares of common stock, no par value, of RSC Holdings Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 15, 2011, by and between the Purchaser and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, prospectus or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include the Opinion Letter in the above-referenced 462(b) Registration Statement.

The 462(b) Registration Statement incorporates by reference the contents of Amendment No. 3 to the Registration Statement on Form S-4 of the Purchaser filed on March 22, 2012, as amended (Registration No. 333-179039), including the Joint Proxy Statement/Prospectus included therein. In that regard, we hereby consent to the reference, as a result of such incorporation, to the Opinion Letter under the captions “Summary — Opinions of RSC’s Financial Advisors — Opinion of Goldman Sachs,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the RSC Board and Reasons for the Merger,” “The Merger — Opinions of RSC’s Financial Advisors” and “The Merger — Opinions of RSC’s Financial Advisors — Opinion of Goldman Sachs” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included, as a result of such incorporation, in the 462(b) Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned 462(b) Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned 462(b) Registration Statement), proxy statement, prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)